Exhibit 99.1

STONE ENERGY CORPORATION

Announces Year-End Reserves and Operational Update

LAFAYETTE, LA. February 21, 2005

Stone Energy Corporation (NYSE: SGY) today reported the results of recently completed independent petroleum consultants’ determination of its estimated proved oil and gas reserves as of December 31, 2004. Total proved reserves were estimated to be 825 billion cubic feet of gas equivalent (Bcfe), of which 73% was classified as proved developed reserves.

Approximately 89% of Stone’s estimated proved reserves are located in the Gulf Coast Basin and 11% are located in the Rocky Mountains. The present value of estimated future net cash flows before income taxes related to proved reserves totaled $2.6 billion, which was calculated using year-end pricing of $41.14 per barrel of oil and $6.58 per Mcf of gas.

Independent petroleum consultants determined 100% of the Company’s reserve estimates in accordance with the guidelines established by the Securities and Exchange Commission (SEC). The adherence to these guidelines limits the booking of reserves on certain successfully drilled wells to the extent of the base of known productive sands. Actual limits of the productive sands will ultimately be determined through production or additional drilling. The oil and gas prices used in the preparation of the report conform to the rules and regulations of the SEC.

Subject to year-end audit, total capital expenditures for 2004 are expected to total $521.9 million, including an estimated $201.5 million of acquisition costs, $20.0 million of capitalized asset retirement costs and adjustments and $23.7 million of capitalized interest and overhead costs. Approximately 24% of 2004 acquisition costs are expected to be classified as unevaluated property costs. Stone estimates production for 2004 will total 5.4 million barrels of oil and 55.5 Bcf of gas, for an average net daily production of approximately 241 MMcfe. Additionally, Stone sold interests in several non-core properties in the Rocky Mountains during 2004 that totaled approximately 10 Bcfe of proved reserves.

Certain downstream production facilities and pipelines damaged by Hurricane Ivan have been repaired and partial production was restored in mid-January 2005 at Main Pass Blocks 288 and 311. As of mid-February, production has also been re-established from the Mississippi Canyon Blocks 108 and 109 “Amberjack” field. Production from these fields represented the majority of production that remained shut-in from the hurricane.

With the now restored production from the above listed fields, Stone expects net daily production for the first quarter of 2005 to average between 245-255 MMcfe. Stone also expects full year 2005 production growth of approximately 8%-14% over 2004 and will update this estimate in conjunction with quarterly earnings releases during the year.

Stone recently entered into an additional natural gas hedge contract for 2005 Gulf Coast Basin production with a zero-premium collar. The contract hedges 10,000 MMBtus per day from March 2005 through December 2005 with a floor price of $5.00 per MMBtu and a ceiling price of $10.00 per MMBtu. The following table illustrates Stone’s outstanding hedges.

	Zero-Premium Collars
	Natural Gas				Oil
	Daily Volume (MMBtus/d)	Floor Price	Ceiling Price	Daily Volume (Bbls/d)	Floor Price	Ceiling Price

2005	20,000	$4.50	$10.25	4,000	$28.00	$52.90
2005	20,000	4.00	13.50	4,000	28.00	52.75
2005	10,000*	5.00	10.00

* Contract hedges production from March to December 2005.

	Fixed Price Gas Swaps
	Daily Volume (MMBtus/d)	Price**

2005	15,000	$3.42

** Based upon Inside FERC published prices for deliveries at Kern River.

Operational Update

During 2004, Stone drilled and evaluated 51 total wells, of which 73% were productive. The following is an update of ongoing or recently completed operations.

Gulf of Mexico – Shelf

Main Pass Block 288. Oil production resumed at Main Pass Block 288 on January 20, 2005; but no pipeline for gas sales was available. The associated gas production was being temporarily re-injected until a new gas sales pipeline was completed. Despite being constrained to gas injection limitations, the field set a new oil production record of 4,574 barrels of oil per day in February with 10 of 22 completions on production. A gas sales outlet has been completed by reversing the flow direction of an existing pipeline from an adjacent block. Gas production from the field began flowing in late February 2005. Stone has a 100% working interest (WI) and an 83.3% net revenue interest (NRI) in the field.

Viosca Knoll Block 817. The first well of a multi-well program is in the process of being completed. The No. A-1 STK2 Well drilled to a total measured depth (MD) of 14,495 feet (11,333 feet of true vertical depth (TVD)) from the existing A platform. The well discovered 60 feet of pay in a new productive fault block in the F4 sand and a completion at approximately 4,200 feet TVD is underway. First production from the No. A-1 STK2 Well is anticipated in first quarter of 2005. The well also tested deeper non-productive intervals. Stone has a 100% WI and 70.3% NRI in the wells drilled in the program.

South Marsh Island Block 108. The No. D-8 STK Well was drilled to a depth of 8,139 feet MD (8,001 feet TVD) to test the Tortolla Prospect and logged 93 feet of gas pay in 12 sands. The No. D-8 STK well was completed as a dual gas well with initial combined test rates of approximately 3.2 MMcf per day of gas from each completion. As a result of the information gained from the No. D-8 STK Well, the No. D-2 Well was recompleted as a dual gas well and tested at a combined rate of 2.7 MMcf per day. Stone operates and has a 75% WI and 62.5% NRI in these wells. GOM Shelf LLC holds the other 25% WI in the wells.

South Marsh Island Block 192. The No. A-2 Well, drilled from an existing platform, was the initial test of the Magic Prospect. The No. A-2 Well reached a total depth of 16,144 feet MD (13,700 feet TVD) and encountered commercial hydrocarbons. The No. A-3 Well is currently drilling below 16,000 feet to a proposed total depth of 17,753 feet MD (14,863 feet TVD). The No. A-3 Well is designed as a development well for the productive horizon seen in the No. A-2 Well and to test a deeper section not reached in the No. A-2 Well. Design for facilities modifications to the existing platform are underway with first production estimated in the fourth quarter of 2005. Stone has a 50% WI and 40.9% NRI in these wells.

Gulf of Mexico – Deep Water

Mississippi Canyon Block 24. The No. 1 Well at Mississippi Canyon Block 24 (Essex Prospect) was drilled to a total depth of 21,887 feet MD (20,987 feet TVD) and was plugged and abandoned after non-commercial amounts of hydrocarbon were found. Stone had a 35% non-operating WI in the well.

Garden Banks Block 303. The No. 2 Well was drilled to a total depth of 18,071 feet MD (17,959 feet TVD) to test the Fawkes Prospect. The well drilled through the targeted reservoir as identified by seismic amplitude and encountered non-commercial hydrocarbons. The well was sidetracked approximately 3,000 feet to the south. The No. 2 STK2 Well drilled to a TD of 18,691 feet MD (18,585 feet TVD) and encountered the main target updip to the original well. The main zone was wet and the well was permanently abandoned. Stone had a 16.7% non-operating WI in the well.

Rocky Mountains

Pinedale Anticline. During the fourth quarter of 2004, Stone drilled three successful wells on the Pinedale Anticline in the Green River Basin and eight total successful wells drilled during the year. Stone is also participating as a non-operator for a 25% WI in a well drilled approximately two miles off the crest of the Anticline during the 4th quarter. The well reached a TD of 14,505 feet MD and TVD in late December and is currently being tested. Nine wells will be drilled in 2005 with two rigs in the field for the first part of the year and then the remainder of 2005 with a single rig. In addition, Stone will participate in two non-operated drilling wells. To date, 18 successful wells have been drilled by Stone on the Pinedale Anticline and all of the wells have been completed, or are in the process of being completed. Stone has a 50% WI and a 41% NRI in the Pinedale project and is the operator of the drilling portion of the project. The project partner operates the completion and production phases.

Williston Basin. During the fourth quarter, Stone announced it had signed a purchase and sale agreement to acquire approximately 35,000 net exploration acres in the Williston Basin of North Dakota and Montana for approximately $85 million from an independent company effective January 1, 2005. Stone expects to complete the acquisition on March 1, 2005. The acquisition includes proved reserves and a minimal amount of oil production. Approximately 85% of the purchase price is expected to be allocated to unevaluated acreage, which is primarily located within the Bakken formation fairway with attractive stacked-pay potential. Stone expects to begin exploring the acreage with a multi-well drilling program during the second quarter of 2005 and has a weighted 52% WI in the acreage.

2005 Capital Expenditures Budget

Stone’s board of directors has approved a 2005 capital spending budget of $315 million, before acquisitions and capitalized overhead costs, which includes the drilling of approximately 88 wells. Approximately 15% of this spending will be allocated to exploratory drilling in the deep water of the Gulf of Mexico, approximately 50% allocated to the conventional Gulf of Mexico shelf (including onshore), 15% allocated to the deep shelf of the Gulf of Mexico and 20% allocated to the Rocky Mountains.

Stone continues to evaluate opportunities that fit its specific acquisition profile for both the Gulf of Mexico shelf, deep shelf and deepwater, as well as the Rocky Mountain region. Capital expenditures in 2005 will be primarily funded with cash flow from operations.

Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, development and operation of oil and gas properties located in the conventional GOM shelf, GOM deep shelf, GOM deep water and Rocky Mountains. For additional information, contact James H. Prince, Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@StoneEnergy.com.

Certain statements in this press release are forward-looking and are based upon Stone Energy’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone Energy plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone Energy’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone Energy’s actual results and plans could differ materially from those expressed in the forward-looking statements.